Exhibit 5.1

TROUTMAN SANDERS LLP
Attorneys at Law
Bank of America Plaza
600 Peachtree Street, NE, Suite 5200
Atlanta, GA 30308-2216
404.885.3000 telephone
404.885.3900 facsimile
troutmansanders.com

July 9, 2012

The Board of Directors

JTH Holding, Inc.

1716 Corporate Landing Parkway,

Virginia Beach, Virginia 23454

Registration Statement on Form S-8

Members of the Board:

We have acted as counsel to JTH Holding, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) with respect to the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of 4,777,022 shares of the Company’s Class A Common Stock, $0.01 par value (the “Shares”), reserved for issuance in connection with the JTH Tax, Inc. Stock Option Plan (the “1998 Plan”) and the JTH Holding, Inc. 2011 Equity and Cash Incentive Plan (the “2011 Plan,” together with the 1998 Plan, the “Plans”).

As counsel to the Company, we have examined the Company’s Amended and Restated Certificate of Incorporation, as amended through the date hereof, and its Amended and Restated Bylaws, as amended through the date hereof, the Registration Statement, the Plans and the resolutions adopted by the Board of Directors of the Company approving the Plans, and have made such other investigations as we have deemed necessary for purposes of this opinion.  In such examinations, we have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

As to questions of fact material to this opinion, we have relied solely upon statements of officers of the Company.  We have assumed and relied upon the accuracy and completeness of such statements, and nothing has come to our attention leading us to question the accuracy of the stated matters.  We have made no independent investigation with regard thereto and, accordingly, we do not express any view or belief as to matters that might have been discovered by independent verification.

Based upon and subject to the foregoing, we are of the opinion that the Shares reserved for issuance in accordance with the Plans have been duly authorized and will, when and to the extent issued in accordance with the Plans (including the maintenance of the effectiveness of the Registration Statement), be validly issued, fully paid and nonassessable.

In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated.  This opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.  This opinion is being furnished to you solely for your benefit in connection with the transactions contemplated by the Plans and, except as expressly set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior express written consent and may not be relied upon by any other person without our express written consent.

We hereby consent to the filing of this opinion or copies thereof as an exhibit to the Registration Statement.

Very truly yours,

/s/ Troutman Sanders LLP